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                                                                      EXHIBIT 21

                     List of Subsidiaries of the Registrant

Colonial Bank, an Alabama banking corporation.
The Colonial BancGroup Building Corporation, an Alabama corporation. Colonial Asset Management, Inc.
Colonial Capital II, a Delaware business trust.
Colonial Software Services, Inc., a Florida Corporation
TB&T Holdings, Inc.
ProImage, Inc.




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